Exhibit 99.1
Hayes Lemmerz and Deutsche Bank Securities Amend Agreements Related to $180 Million Equity Rights Offering
Amended Agreements Reduce Potential Dilution of Current Stockholders
     NORTHVILLE, Mich., April 16 /PRNewswire-FirstCall/ — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that the Company has entered into an Amended and Restated Equity Purchase and Commitment Agreement (the “Restated Equity Agreement”) with Deutsche Bank Securities, Inc. (“Deutsche Bank”) related to Deutsche Bank’s commitment to backstop the Company’s previously announced $180 million equity rights offering (the “Rights Offering”). Pursuant to the Restated Equity Agreement, Deutsche Bank agreed to reduce the number of shares subject to its direct investment option from a maximum of 5,538,462 shares of the Company’s common stock to a maximum of 4,038,462 shares. Deutsche Bank also agreed that shares purchased pursuant to the direct investment option would be in addition to, and would not reduce, the number of shares of the Company’s common stock offered in the Rights Offering. Stockholders of record on April 10, 2007 (the “Record Date”) will receive rights to purchase 1.3970 shares of common stock at a subscription price of $3.25 for each share of common stock held on the Record Date. The Company and Deutsche Bank also agreed to increase the termination fee payable to Deutsche Bank under certain circumstances to 3.0% of the maximum dollar value of the Rights Offering and direct investment and made certain amendments to the Registration Rights Agreement and other agreements entered in connection with the Rights Offering.
     Deutsche Bank’s backstop commitment is subject to several conditions and limitations including, among others, the amendment of the Company’s Amended and Restated Credit Agreement, or the refinancing of the debt subject thereto, to permit the repurchase of the Company’s 10 1/2% Senior Notes and the placement of a portion of the Company’s debt outside the United States. The Company intends to amend its Amended and Restated Credit Agreement or refinance the debt subject thereto in conjunction with the closing of the Rights Offering.
     The Rights Offering and the related agreements are subject to the approval of the Company’s stockholders. A special meeting to approve the Rights Offering and certain other matters is scheduled to be held on May 4, 2007 at the Company’s headquarters in Northville, Michigan. The Rights Offering has been unanimously approved by the Company’s Board of Directors. The Board of Directors and the Company’s management believe the Rights Offering is in the best interests of the Company and its stockholders and urge stockholders to approve the Rights Offering. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the Rights Offering and certain related proposals. Information about those officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of stockholders, which was filed with the Securities and Exchange Commission on May 26, 2006.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Rights Offering will be made only by means of a prospectus. When available, copies of the prospectus may be obtained from Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48168, (734) 737-5000, Attention: Corporate Secretary.
     Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 30 facilities and approximately 8,500 employees worldwide.